SCHEDULE 14A

                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
               Exchange Act of 1934 (Amendment No. ______________)

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                                                   by Rule 14a-6(e)(2)).

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                              KANSAS CITY SOUTHERN
                (Name of Registrant as Specified In Its Charter)

                                 Not Applicable
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)



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


KANSAS CITY SOUTHERN                                               PRESS RELEASE
427 WEST 12TH STREET, KANSAS CITY, MISSOURI 64105               NYSE SYMBOL: KSU

         Date:             April 28, 2003

         Media Contract:   William H. Galligan, 816/983-1551 or
                           william.h.galligan@kcsr.com



    Kansas City Southern Receives Bank Group Consents on Pending Acquisitions

Kansas City Southern (KCS) (NYSE: KSU) today announced that it has received the necessary consents from its Bank Group to consummate the transactions required to place The Kansas City Southern Railway (KCSR), the Texas Mexican Railway Company (Tex-Mex), and TFM, S.A., de C.V. (TFM) under the common control of a single transportation holding company, NAFTA Rail. This announcement follows the previous announcement of a series of agreements on April 21, 2003, between KCS and its partner, Grupo TMM, S.A. (Grupo TMM) that would ultimately result in the formation of NAFTA Rail.

The Bank Group, led by JPMorgan Chase Bank as Agent, specifically approved:
o    KCS (NAFTA Rail) investment in further equity interests of Grupo TFM;
o KCS (NAFTA Rail) investment in equity interests representing 51% of Mexrail's issued and outstanding capital stock;
o    Use of KCS cash to acquire Mexrail.

KCS also disclosed today that:
o Its agreements with Grupo TMM give KCS the option but not the obligation to pay $80 million of the $200 million cash component due at close to Grupo TMM with 6.4 million shares of NAFTA Rail stock. This is in addition to the
     18.0 million shares included in the equity component of the consideration.
o Grupo TMM may not vote more than 20% of the outstanding voting shares of NAFTA Rail.
o KCS expects to report in its 10-Q for the first quarter of 2003 that its cash on hand at the end of the quarter was $64 million, up from $19 million on December 31, 2002. KCS expects to purchase Mexrail with cash on hand.

KCS will report its First Quarter results on Tuesday, April 29, prior to the opening of trading on the New York Stock Exchange. Company management will discuss the quarter's financial and operational results, as well as provide further information on the proposed NAFTA Rail transaction at a meeting at the JPMorgan Building at 270 Park Avenue, New York. The meeting will begin at 1:00 p.m. EDT. Those unable to attend can participate via telephone by calling:
1-800-955-1795 (U.S. and Canada) or 1-706-643-0096 (International). The
accompanying slides to the presentation will be available on the KCS website, www.kcsi.com, immediately prior to the telephone conference.

KCS is comprised of, among others, KCSR and equity investments in Grupo TFM, Southern Capital Corporation and the Panama Canal Railway Company.

This press release includes statements concerning potential future events involving the Company, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in a Current Report on Form 8-K dated December 11, 2001 filed by the Company with the Securities and Exchange Commission (SEC) (Commission file no. 1-4717). The Company will not update any forward-looking statements in this press release to reflect future events or developments.


In connection with the proposed transaction, the Company will file relevant materials with the SEC, including a proxy statement soliciting shareholder approval of certain actions in connection with the transaction. Shareholders are urged to read the proxy statement, as well as any amendments and supplements to the proxy statement (if and when they become available) and any other relevant documents filed with the SEC, because they will contain important information about the transaction. Shareholders and investors may obtain the proxy statement and any other relevant documents free of charge at the SEC's Internet web site at www.sec.gov. Shareholders may also obtain free of charge the proxy statement and any other relevant documents by contacting the office of the Corporate Secretary at the Company's principal executive offices at (816) 983-1538. Written requests should be mailed to P.O. Box 219335, Kansas City, Missouri 64121-9335 (or if by federal express or other form of express delivery to 427 West 12th Street, Kansas City, Missouri 64105). Such proxy statement is not currently available. The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company's shareholders with respect to approval of certain actions in connection with the transaction. Information regarding these directors and executive officers and their beneficial ownership interests in the Company can be found in the Company's proxy statement on Schedule 14A, filed with the SEC on April 4, 2003, in connection with the 2003 annual meeting of shareholders. Investors may obtain additional information regarding the interests of such participants by reading the proxy statement filed in connection with the transaction when it becomes available.